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EXHIBIT 21.1

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                                             SUBSIDIARIES OF THE REGISTRANT


Registered Name                                                           Domicile            Owner      %      Status
(business is conducted under the registered names)                                                      held

MKA Capital, Inc. (MKAC)                                                    USA                                  Active
Fintel Group Ltd. (FGL)                                                  Hong Kong             MKAC       100   Inactive
Fintel Investment Consultancy Management (Shanghai) Inc.                   China               FGL        100    Active
Cross Over Solution Inc.                                           British Virgin Islands      FGL        100   Inactive
Digital Financial Service Limited                                        Hong Kong             MKAC       100   Inactive
Fintel (USA) Ltd. (FL)                                                   Hong Kong             MKAC       100   Inactive
Fintel Wireless Internet Limited                                         Hong Kong              FL        100   Inactive
MK Aviation S.A. (MKA)                                                     Panama              MKAC        75    Active
MK Aviation USA, Inc.                                                       USA                MKA        100   Inactive
MK II LLC (MK II)                                                           USA                MKA        100   Inactive
MKA Leasing USA, Inc.                                                       USA                MKA         99    Active
MKA Leasing USA, Inc.                                                       USA               MK II         1    Active
Compania Inversiones Raymond SA                                            Panama              MKA        100   Inactive
Compania International Aeronautica SA                                      Panama              MKA        100   Inactive
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